Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-156397 and Forms S-8 Nos. 333-02567, 333-44119, 333-86616, 333-141470 and 333-146393 and in the related prospectuses of Cover-All Technologies Inc. and subsidiary of our report dated March 13, 2012 relating to the carve-out financial statements of the “PipelineClaims” division of Ho’ike Services, Inc., dba BlueWave Technology, as of and for the years ended December 31, 2010 and 2009, respectively, included as Exhibit 99.1 to this Current Report on Form 8-K/A.

/s/ Demetrius & Company, L.L.C.

Certified Public Accountants

Wayne, New Jersey

March 19, 2012